Exhibit 99.1

Red Robin Gourmet Burgers Reports Earnings for the Fiscal Second Quarter 2008,
Updates Earnings Guidance for Fiscal Year 2008 and Announces Additional

$50 Million Stock Repurchase Authorization

Greenwood Village, Colo. — (BUSINESS WIRE) – August 14, 2008 –Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a casual dining restaurant chain focused on serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the twelve and twenty-eight weeks ended July 13, 2008, and updated the Company’s earnings guidance for fiscal year 2008.  The Company also announced that its board of directors authorized the repurchase of up to an additional $50 million of the Company’s common stock.

Financial and Operational Highlights

Highlights for the twelve weeks ended July 13, 2008, compared to the twelve weeks ended July 15, 2007, are as follows:

•                  Total revenues increased 15.6% to $206.4 million.

•                  Restaurant revenue increased 16.0% to $202.9 million.

•                  Company-owned comparable restaurant sales decreased 0.4%.

•                  Restaurant-level operating profit increased 8.2% to $37.8 million.

•                  GAAP diluted earnings per share were $0.49, which includes a $0.03 charge for reacquired franchise costs and related acquisition integration expenses, vs. $0.29 in the second quarter a year ago, which included a $0.07 charge for reacquired franchise costs, a $0.01 charge for acquisition related integration expenses and a $0.07 charge for legal settlement expense.

•                  A total of 11 new Red Robin® restaurants, eight company-owned and three franchised locations, were opened during the second quarter 2008.

•                  The Company completed its acquisitions of 15 existing Red Robin franchised restaurants from three franchise partners.

•                  The Company completed the previously announced $50 million stock buyback of 8.9% of the Company’s outstanding shares.

Highlights for the twenty-eight weeks ended July 13, 2008, compared to the twenty-eight weeks ended July 15, 2007, are as follows:

•                  Total revenues increased 18.2% to $462.0 million.

•                  Restaurant revenue increased 18.8% to $453.8 million.

•                  Company-owned comparable restaurant sales increased 2.0%.

•                  Restaurant-level operating profit increased 11.8% to $85.7 million.

•                  GAAP diluted earnings per share were $0.91, which includes a $0.03 charge for reacquired franchise costs and related acquisition integration expenses,  vs. $0.74 in the same period last year, which included a $0.07 charge for reacquired franchise costs, a $0.01 charge for acquisition related integration expenses and a $0.07 charge for legal settlement expense.

•                  A total of 21 new Red Robin restaurants, 17 company-owned and four franchised locations were opened during the twenty-eight week period.

As of the end of the fiscal second quarter of 2008, total restaurants exceeded 400 locations, with 281 company-owned and 123 franchised Red Robin® restaurants.

“The second quarter clearly was challenging for the casual dining industry as a whole due to the difficult economic environment, and for Red Robin specifically as we lapped our first and very successful national advertising campaign a year ago. Despite disappointing sales trends, we were pleased with our overall performance in the second quarter as we achieved revenue growth, controlled our spending and continued strengthening the Red Robin brand.  As we look ahead for the remainder of the year and into 2009, we remain concerned about the macroeconomic factors impacting the casual dining industry. While we believe our branding efforts and restaurant initiatives are making a positive impact on our performance, they are being overshadowed by industry headwinds. Thus we have reduced our sales expectations for the balance of 2008 to account for these uncertainties, and we are taking a measured approach for our 2009 development as we seek to deploy our capital in the most effective way,” said Dennis B. Mullen, chairman and chief executive officer.

Stock Repurchases

On June 11, 2008, the Company completed a $50 million repurchase of approximately 1.5 million shares of its common stock, reducing outstanding shares by 8.9%.  The Company’s board of directors recently authorized the repurchase of up to an additional $50 million of the Company’s common stock.  Stock repurchases may be made from time to time in open market transactions and through privately negotiated transactions through December 31, 2010.

Fiscal Second Quarter 2008 Results

Comparable restaurant sales decreased 0.4% for company-owned restaurants in the fiscal second quarter of 2008 compared to an increase of 3.1% in the fiscal second quarter of 2007, driven by a 4.0% increase in the average guest check, which was more than offset by a 4.4% decrease in guest counts.  Average weekly comparable sales for company-owned restaurants were $64,842 for the 207 comparable restaurants in the fiscal second quarter of 2008, compared to $65,553 for the 162 comparable restaurants in the fiscal second quarter of 2007.  Average weekly sales for the 43 non-comparable company-owned restaurants were $56,233 in the fiscal second quarter of 2008, compared to $59,979 for the 50 non-comparable restaurants in the fiscal second quarter a year ago.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 15.6% to $206.4 million in the fiscal second quarter of 2008, versus $178.6 million last year.  Franchise royalties and fees decreased 7.4% to $3.4 million in the fiscal second quarter of 2008 compared to $3.7 million in the same period a year ago.  Franchise royalties in the fiscal second quarter 2007 included $816,000 from royalties attributed to the 15 existing restaurants in Wisconsin, Minnesota, Indiana and New Jersey that were acquired by the Company in the second quarter 2008, and royalties on 17 California restaurants acquired in the second quarter a year ago.

For the fiscal second quarter of 2008, the Company’s U.S. franchise restaurant sales of $74.9 million were lower compared to $88.1 million in the prior year period, primarily as a result of franchise restaurants acquired by the company since the second quarter of 2007.  Comparable sales in the fiscal second quarter of 2008 for franchise restaurants in the U.S. decreased 1.5% and for franchise restaurants in Canada increased 4.5% over the fiscal second quarter of 2007.  Average weekly comparable sales for the U.S. franchised restaurants were $58,353 from the 87 comparable restaurants in the fiscal second quarter of 2008, compared to $58,481 for the 86 comparable restaurants in the fiscal second quarter of 2007.  Average weekly sales in the fiscal second quarter of 2008 for the Company’s 18 comparable franchise restaurants in Canada were C$53,829 versus C$51,495 in the same period last year.  Canadian results are in Canadian dollars.

Restaurant-level operating profit margins at company-owned restaurants were 18.6% in the fiscal second quarter of 2008 compared to 20.0% in the fiscal second quarter of 2007.  Fiscal second quarter 2008 restaurant-level operating profit margins were negatively impacted primarily by higher food and beverage costs and increased operating costs, which includes a 50 basis point year-over-year increase in contributions to the Company’s national advertising fund, as well as increased occupancy costs, which were partially offset by labor cost improvements.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $14.5 million in the fiscal second quarter of 2008 and $14.0 million in the fiscal second quarter of 2007, which were 7.0% and 7.9% of total revenue, respectively.  Included in the second quarter 2007 general and administrative expense was $1.0 million, or about 0.6% of total revenue, of accrued performance-based bonus expense for which there is no comparable expense accrued in the second quarter of 2008.

Reacquired franchise and other acquisition costs in the fiscal second quarter of 2008 represented one-time pre-tax charges of $0.5 million.  Reacquired franchise and other acquisition costs in the fiscal second quarter of 2007 represented one-time pre-tax charges of $1.6 million.

Net interest expense was $1.8 million in the fiscal second quarter of 2008 and $1.9 million in the fiscal second quarter of 2007.  The decrease is primarily from a lower average interest rate of 3.7% compared to 5.9% in the prior year offset by additional borrowings under the Company’s credit facilities related to the franchise acquisitions and share repurchases during the second quarter 2008.

In the fiscal second quarter of 2008, the Company realized a reduction in the effective tax rate to 27.8% compared to 29.4% for the second quarter of 2007.

Net income for the fiscal second quarter of 2008 was $7.9 million, or $0.49 per diluted share, as compared to net income of $4.9 million, or $0.29 per diluted share, in the fiscal second quarter of 2007.   Net income for the second quarter of 2008 included a $0.03 per diluted share charge for reacquired franchise costs and acquisition related integration expenses.  Net income for the fiscal second quarter of 2007 included a  $0.07 per diluted share charge for reacquired franchise costs, a $0.01 per diluted share charge related to the integration of the 2007 acquisitions, and a $0.07 charge for legal settlement expense.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis in the fiscal second quarter of 2008 and 2007 to adjusted amounts excluding certain acquisition costs and legal settlement.

Year to Date Results

Comparable restaurant sales increased 2.0% for company-owned restaurants in the twenty-eight weeks ended July 13, 2008, over the year ago comparable period, driven by a 4.2% increase in the average guest check, which was offset by a 2.2% decrease in guest counts.  Comparable sales in the twenty-eight week period for franchise restaurants in the U.S. increased 1.6% and franchise restaurants in Canada increased 5.7%, over the year ago comparable period.

Total Company revenues, which include company-owned restaurant sales and franchise royalties and fees, increased 18.2% to $462.0 million for the twenty-eight weeks ended July 13, 2008, compared to $390.9 million for the twenty-eight weeks ended July 15, 2007. Average weekly comparable sales for company-owned restaurants were $64,674 in the first twenty-eight weeks of 2008 compared to $64,232 in the first twenty-eight weeks a year ago. Average weekly non-comparable sales in the first twenty-eight weeks of 2008 were $55,633 compared to $56,483 in the first twenty-eight weeks a year ago.  The Company’s franchise royalties and fees decreased 9.6% to $8.1 million compared to $8.9 million in the comparable period a year ago.  Franchise royalties in the twenty-eight weeks ended July 15, 2007 included $1.9 million from royalties attributed to the 2008 acquired restaurants in Wisconsin, Minnesota, Indiana and New Jersey, and from the 2007 acquired restaurants in California.

For the twenty-eight weeks ended July 13, 2008, Red Robin’s franchise system reported a decrease in total U.S. franchise restaurant sales of 10.1%, to $180.8 million, compared to $201.1 million in the twenty-eight weeks ended July 15, 2007.  The decline is primarily attributed to the acquisition of franchise restaurants by the company since the second quarter of 2007.  Average weekly sales for Red Robin’s comparable franchise restaurants were $57,442 in the U.S. versus $57,512 for the comparable period last year, and C$52,019 in Canada versus C$48,760 for the comparable period last year. Canadian results are in Canadian dollars.

Restaurant-level operating profit margin was 18.9% for the first twenty-eight weeks of fiscal 2008 compared to 20.1% for the comparable period of 2007.  Year-to-date restaurant-level operating profit margins were negatively impacted by higher food and beverage costs and increased operating costs, which includes a 50 basis point year-over-year increase in contributions to the Company’s national advertising fund, as well as increased occupancy costs, partially offset by labor cost improvements.

The Company’s restaurant-level operating profit metric does not represent income from operations or net income calculated in accordance with generally accepted accounting principles (“GAAP”). Schedule I of this earnings release reconciles restaurant-level operating profit to income from operations and net income for all periods presented.

General and administrative expense was $36.9 million for the first twenty-eight weeks of 2008 compared to $33.0 million for the same period of 2007, which were 8.0% and 8.4% of total revenue, respectively.  Included in the general and administrative expense in the first twenty-eight weeks of 2007 was approximately $2.5 million, or about 0.6% of revenue, of accrued performance-based bonus expense compared to $1.7 million, or 0.3% of total revenue, accrued in the general and administrative expense in the first twenty-eight weeks of 2008.

Net interest expense was $4.1 million in the first twenty-eight weeks of 2008 compared to $4.2 million in the same period last year.  The decrease is primarily from a lower average interest rate of 4.4% compared to 6.3% in the prior year offset by additional borrowings under the Company's credit facilities related to the franchise acquisitions and share repurchases during the second quarter 2008.

In the first twenty-eight weeks of fiscal 2008, the Company realized a reduction in the effective tax rate to 29% compared to 31% for same period in 2007.

Net income for the twenty-eight weeks ended July 13, 2008, was $15.2 million or $0.91 per diluted share, compared to net income of $12.4 million or $0.74 per diluted share in the prior year period.  Net income for the first twenty-eight weeks of 2008 included $0.03 per diluted share charge for reacquired franchise costs and acquisition integration expenses.  Net income for the first twenty-eight weeks of 2007 included a one-time charge of $0.07 per diluted share relating to reacquired franchise costs, general and administrative expenses of $0.01 per diluted share related to the integration of the acquisition and legal settlement expenses of $0.07 per diluted share.

Schedule II of this earnings release reconciles the impact on the net income and diluted earnings per share as reported on a GAAP basis year to date through the fiscal second quarter of 2008 and 2007 to adjusted amounts excluding certain acquisition costs and legal settlement expenses.

Outlook

For the fiscal third quarter of 2008, which is a twelve week quarter, the Company expects to open nine to 10 new company-owned restaurants with the franchisees opening two to three new franchised restaurants.  Two new company-owned and two new franchised restaurants have already opened during the fiscal third quarter of 2008 and 14 new company-owned and six new franchise restaurants are currently under construction.  In fiscal 2008, the Company plans to open 30 to 32 new company-owned restaurants, while franchisees are expected to open between nine and 11 new restaurants.

For the 2008 fiscal year, which is a 52-week year, the Company now expects revenues of $888 million to $894 million and net income of $1.87 to $2.02 per diluted share on a GAAP basis.  These updated projected fiscal year 2008 results are also based upon certain assumptions, including an expected comparable restaurant sales increase of approximately 1% to 2%.  The fiscal year 2008 financial guidance includes $0.03 per diluted share for franchise acquisition-related expenses in the second quarter of 2008, the impact from the acquisitions of 15 Red Robin franchised restaurants, including acquisition-related expenses, as well as the effect of completed stock repurchases.

The Company expects to develop between 17 and 20 new company-owned restaurants in 2009.

Investor Conference Call and Webcast

Red Robin will host an investor conference call to discuss its second quarter 2008 results today at 5:00 p.m. ET. The conference call number is (888) 256-9119.  To access the webcast, please visit www.redrobin.com and select the “Investors” link from the menu. The quarterly financial information that we intend to discuss during the conference call is included in this press release and will be available on the “Investors” link of the Company’s website at www.redrobin.com following the conference call.

About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)

Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., serves up wholesome, fun, feel-good experiences in a kid- and family-friendly environment.  Red Robin® restaurants are famous for serving more than two dozen insanely delicious, high-quality gourmet burgers in a variety of recipes with Bottomless Steak Fries®, as well as salads, soups, appetizers, entrees, desserts, and signature Mad Mixology® Beverages.  There are more than 400 Red Robin® restaurants located across the United States and Canada, including corporate-owned locations and those operating under franchise agreements.

Forward-Looking Statements

Certain information and statements contained in this press release, including those under the heading “Outlook,” are forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “assumptions,” “believes,” “continue,” “expects,” “guidance”, “plan,” “potential,” “projected,” or comparable terms or the negative thereof. All forward-looking statements included in this press release are based on information available to the Company on the date hereof. Such statements speak only as of the date hereof and we undertake no obligation to update any such statement to reflect events or circumstances arising after the date hereof. These statements are based on assumptions believed by us to be reasonable, and involve known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include, but are not limited to, the following: changes in general economic conditions, consumer preferences, or consumer discretionary spending; the concentration of our restaurants in the Western United States and the associated disproportionate impact of macroeconomic factors; changes in the availability and costs of food; changes in labor and energy costs; labor shortages, particularly in new markets; increases in costs generally and other factors; the continued effectiveness of our initiative to normalize new restaurant operations; lack of awareness of our brand in new markets; the continued effectiveness of our advertising strategy; higher percentage of operating weeks from non-comparable restaurants; concentration of less mature restaurants in the comp restaurant base which impacts profitability; our ability to achieve and manage our planned expansion, including both in new markets and existing markets; our ability to successfully integrate the acquired franchise restaurants; the ability of our franchisees to open and manage new restaurants; potential fluctuation in our quarterly operating results due to seasonality; the effect of increased competition in the casual dining market; health concerns about our food products and food preparation; our ability to protect our intellectual property and proprietary information; the impact of federal, state or local government regulations relating to our team members or the sale of food or alcoholic beverages; our franchisees’ adherence to our practices, policies and procedures;  changes in availability of capital or credit facility borrowings; and other risk factors described from time to time in the Company’s 10-Q and 10-K filings with the SEC.

For further information contact:

ICR

Don Duffy/Raphael Gross

203-682-8200

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)
(Unaudited)

	July 13, 2008	December 30, 2007
Assets:
Current Assets:
Cash and cash equivalents	$12,409	$12,914
Accounts receivable, net	7,750	4,751
Inventories	12,356	10,367
Prepaid expenses and other current assets	4,814	9,246
Income tax receivable	4,622	4,760
Deferred tax asset	3,159	3,159
Restricted current assets—marketing funds	4,743	2,095
Total current assets	49,853	47,292
Property and equipment, net	424,524	399,270
Goodwill	61,132	56,299
Intangible assets, net	57,106	41,059
Other assets, net	6,393	4,869
Total assets	$599,008	$548,789

Liabilities and Stockholders’ Equity:
Current Liabilities:
Trade accounts payable	$14,353	$9,263
Construction related payables	13,552	13,416
Accrued payroll and payroll related liabilities	27,008	29,146
Unredeemed gift certificates	7,541	10,789
Accrued liabilities	25,835	19,404
Accrued liabilities—marketing funds	4,743	2,095
Current portion of term loan notes payable	11,250	11,250
Current portion of long-term debt and capital lease obligations	627	558
Total current liabilities	104,909	95,921
Deferred rent	23,679	21,728
Long-term portion of term loan notes payable	127,500	133,125
Other long-term debt and capital lease obligations	82,136	8,813
Other non-current liabilities	5,088	4,760
Total liabilities	343,312	264,347
Commitments and contingencies

Stockholders’ Equity:
Common stock; $0.001 par value: 30,000,000 shares authorized; 16,894,179 and 16,793,057 shares issued; 15,401,915 and 16,793,057 outstanding	17	17
Preferred stock, $0.001 par value: 3,000,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock, 1,492,280 shares and 11,495, at cost	(50,125)	(83)
Paid-in capital	161,852	156,928
Accumulated other comprehensive income, net of tax	1,203	—
Retained earnings	142,749	127,580
Total stockholders’ equity	255,696	284,442
Total liabilities and stockholders’ equity	$599,008	$548,789

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Twenty-eight Weeks Ended
	July 13, 2008	July 15, 2007	July 13, 2008	July 15, 2007

Revenues:
Restaurant revenue	$202,898	$174,865	$453,800	$381,922
Franchise royalties and fees	3,434	3,709	8,068	8,927
Rent revenue	56	38	113	88
Total revenues	206,388	178,612	461,981	390,937

Costs and expenses:
Restaurant operating costs:
Cost of sales	48,505	40,699	107,853	87,734
Labor	68,956	60,181	154,095	131,183
Operating	34,397	28,699	76,903	62,755
Occupancy	13,216	10,343	29,218	23,596
Depreciation and amortization	11,680	9,870	26,529	22,159
General and administrative	14,454	14,043	36,929	32,976
Pre-opening costs	2,041	2,600	4,604	5,079
Reacquired franchise and other acquisition costs	451	1,612	451	1,612
Legal settlement	—	1,653	—	1,653
Total costs and expenses	193,700	169,700	436,582	368,747

Income from operations	12,688	8,912	25,399	22,190
Other expense (income):
Interest expense, net	1,763	1,918	4,059	4,217
Other	(38)	15	(25)	19
Total other expenses	1,725	1,933	4,034	4,236

Income before income taxes	10,963	6,979	21,365	17,954
Provision for income taxes	3,047	2,054	6,196	5,566
Net income	$7,916	$4,925	$15,169	$12,388
Earnings per share:
Basic	$0.49	$0.30	$0.92	$0.75
Diluted	$0.49	$0.29	$0.91	$0.74
Weighted average shares outstanding:
Basic	16,093	16,640	16,460	16,622
Diluted	16,221	16,814	16,586	16,792

RED ROBIN GOURMET BURGERS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Twenty-eight Weeks Ended
	July 13, 2008	July 15, 2007
Cash Flows From Operating Activities:
Net income	$15,169	$12,388
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	26,529	22,159
Stock-based compensation expense	3,177	3,569
Other, net	152	161
Changes in operating assets and liabilities	7,349	15,065
Cash provided by operating activities	52,376	53,342

Cash Flows From Investing Activities:
Changes in marketing fund restricted cash	45	(2,176)
Acquisition of franchise restaurants, net of cash acquired of $55 and $35, respectively	(30,257)	(42,623)
Purchases of property and equipment	(41,765)	(46,142)
Cash used in investing activities	(71,977)	(90,941)

Cash Flows From Financing Activities:
Borrowings of long-term debt	105,900	166,000
Payments of long-term debt	(38,025)	(115,626)
Purchase of treasury stock	(50,042)	—
Proceeds from exercise of stock options and employee stock purchase plan	1,295	1,499
Excess tax benefit related to exercise of stock options	232	408
Debt issuance costs	—	(594)
Payments of other debt and capital lease obligations	(264)	(286)
Cash provided by financing activities	19,096	51,401

Net change in cash and cash equivalents	(505)	13,802
Cash and cash equivalents, beginning of period	12,914	2,762
Cash and cash equivalents, end of period	$12,409	$16,564

Supplemental Disclosure of Cash Flow Information:
Income taxes paid	$1,364	$4,125
Interest paid, net of amounts capitalized	3,925	4,685

Supplemental Disclosure of Non-Cash Items:
Capital lease obligations incurred for equipment purchases	$156	$—
Unrealized gain on cash flow hedge, net of tax	1,203	—

Schedule I

Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income

from Operations and Net Income

The Company defines restaurant-level operating profit to be restaurant revenues minus restaurant-level operating costs, excluding restaurant closures and impairment costs in the event closure or impairment charges are incurred. It does not include general and administrative costs, depreciation and amortization, franchise development costs, pre-opening costs, reacquired franchise costs and legal settlements. The Company believes that restaurant-level operating profit is an important measure of financial performance because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with generally accepted accounting principles (“GAAP”) and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies. The table below sets forth certain unaudited information for the twelve and twenty-eight weeks ended July 13, 2008 and July 15, 2007, expressed as a percentage of total revenues, except for the components of restaurant operating costs, which are expressed as a percentage of restaurant revenues.

	Twelve Weeks Ended				Twenty-eight Weeks Ended
	July 13, 2008		July 15, 2007		July 13, 2008		July 15, 2007

Restaurant revenues	$202,898	98.3%	$174,865	97.9%	$453,800	98.2%	$381,922	97.7%
Restaurant operating costs:
Cost of sales	48,505	23.9	40,699	23.3	107,853	23.8	87,734	23.0
Labor	68,956	34.0	60,181	34.4	154,095	34.0	131,183	34.3
Operating	34,397	17.0	28,699	16.4	76,903	16.9	62,755	16.4
Occupancy	13,216	6.5	10,343	5.9	29,218	6.4	23,596	6.2
Restaurant-level operating profit	37,824	18.6	34,943	20.0	85,731	18.9	76,654	20.1

Add – other revenues	3,490	1.7	3,747	2.1	8,181	1.8	9,015	2.3
Deduct – other operating:
Depreciation and amortization	11,680	5.7	9,870	5.5	26,529	5.7	22,159	5.7
General and administrative	14,454	7.0	14,043	7.9	36,929	8.0	32,976	8.4
Pre-opening costs	2,041	1.0	2,600	1.5	4,604	1.0	5,079	1.3
Reacquired franchise rights and other acquisition costs	451	0.2	1,612	0.9	451	0.1	1,612	0.4
Legal settlement	—	—	1,653	0.9	—	—	1,653	0.4
Total other operating	28,626	13.9	29,778	16.7	68,513	14.8	63,479	16.2

Income from operations	12,688	6.1	8,912	5.0	25,399	5.5	22,190	5.7

Total other expenses	1,725	0.8	1,933	1.1	4,034	0.9	4,236	1.1
Provision for income taxes	3,047	1.5	2,054	1.1	6,196	1.3	5,566	1.4
Total other	4,772	2.3	3,987	2.2	10,230	2.2	9,802	2.5

Net income	$7,916	3.8%	$4,925	2.8%	$15,169	3.3%	$12,388	3.2%

Certain percentage amounts in the table above do not sum due to rounding as well as the fact that restaurant operating costs are expressed as a percentage of restaurant revenues, as opposed to total revenues.

Schedule II

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the twelve and twenty-eight week periods ended July 13, 2008, year-over-year change in net income and diluted net income per share, the reacquired franchise costs and other acquisition related costs, the legal settlement expense and acquisition-related integration costs incurred during the twelve and twenty-eight weeks ended July 13, 2008 and July 15, 2007, as described previously.  The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.  The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

	Twelve Weeks Ended				Year Over Year
	July 13, 2008		July 15, 2007		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$7,916	$0.49	$4,925	$0.29	60.7%	69.0%
After-tax impact of:
Reacquired franchise and other acquisition costs	326	0.02	1,138	0.07
Legal settlement	—	—	1,167	0.07
Acquisition-related integration costs	174	0.01	142	0.01
Adjusted	$8,416	$0.52	$7,372	$0.44	14.2%	18.2%

	Twenty-Eight Weeks Ended				Year Over Year
	July 13, 2008		July 15, 2007		Percentage Change
	Net Income	Diluted EPS	Net Income	Diluted EPS	Net Income	Diluted EPS
Reported	$15,169	$0.91	$12,388	$0.74	22.4%	23.0%
After-tax impact of:
Reacquired franchise and other acquisition costs	320	0.02	1,112	0.07
Legal settlement	—	—	1,141	0.07
Acquisition-related integration costs	180	0.01	155	0.01
Adjusted	$15,669	$0.94	$14,796	$0.89	5.9%	5.6%